Immediate
          Scott  Monette
          314/877-7113

                            RALCORP HOLDINGS ANNOUNCES
                       SECOND QUARTER FISCAL 2002 RESULTS

ST. LOUIS, MO, APRIL 30, 2002 Ralcorp Holdings, Inc. today announced net sales for its second quarter ended March 31, 2002 of $313.5 million, up 9 percent from $286.8 million in the three months ended March 31, 2001. Net earnings for the second quarter were $14.6 million compared to $7.7 million for the same quarter last year, while diluted earnings per share were $.48 compared to $.26 a year ago.

For the six-month periods ended March 31, 2002 and 2001, net sales were $638.6 million and $574.2 million, respectively, an increase of $64.4 million, or 11 percent. Net earnings for the current year's first six months improved to $27.4 million, or $.90 per diluted share, compared to prior year six-month net earnings of $16.4 million, or $.55 per diluted share.

The following should be considered when comparing the fiscal 2002 results to those of the corresponding fiscal 2001 periods:

* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 million as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses. The net amount was $4.2 million ($2.6 million after taxes), or $.09 per diluted share.

* On January 31, 2001, Ralcorp completed the purchase of the wet products portion of The Torbitt & Castleman Company, LLC, with $80 million in annual sales. On January 30, 2002, Ralcorp completed the purchase of Lofthouse Foods Incorporated, with $70 million in annual sales. Ralcorp's reported results include the results of these companies since their respective acquisition dates.

* On October 1, 2001, the Company adopted FAS 142, "Goodwill and Other Intangible Assets," which stops the amortization of goodwill and requires a goodwill impairment test at least annually. In the second quarter and first half of fiscal 2001, Ralcorp's goodwill amortization expense was $2.0 million and $3.7 million ($1.6 million and $3.0 million after taxes), or $.05 and $.10 per diluted share, respectively. The Company has completed its transitional goodwill impairment test, which resulted in no impairment.

NET SALES BY SEGMENT                    Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2002     2001       2002     2001
                                         -------  -------    -------  -------
Ralston Foods                            $  78.8  $  79.3    $ 159.0  $ 155.5
Bremner                                     86.3     63.9      157.1    129.9
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies              165.1    143.2      316.1    285.4
  Dressings, Syrups, Jellies & Sauces      116.5    107.1      228.9    191.9
  Snack Nuts & Candy                        31.9     36.5       93.6     96.9
                                         -------  -------    -------  -------
    Total Net Sales                      $ 313.5  $ 286.8    $ 638.6  $ 574.2
                                         =======  =======    =======  =======

PROFIT CONTRIBUTION BY SEGMENT          Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2002     2001       2002     2001
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies            $  17.7  $  14.1    $  36.7  $  30.3
  Dressings, Syrups, Jellies & Sauces        2.9       .2        6.3       .5
  Snack Nuts & Candy                         2.9      2.3       10.7      7.9
                                         -------  -------    -------  -------
    Total Segment Profit Contribution    $  23.5  $  16.6    $  53.7  $  38.7
                                         =======  =======    =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Second quarter net sales for the Cereals, Crackers & Cookies segment were up $21.9 million from last year due to additional sales from the Bremner cracker and cookie division. Through six months, the segment's sales were up $30.7 million, as the Ralston Foods cereal division and Bremner contributed increases of $3.5 million and $27.2 million, respectively. While Bremner benefited from the acquired Lofthouse business, second quarter and first half sales volumes at its continuing cookie businesses also grew significantly from last year due to continued expansion with existing customers and additional short-term and long-term co-manufacturing business. Cracker volumes were down slightly in both periods due to lower demand for saltines. At Ralston Foods, incremental sales to continuing customers, driven by several recent product introductions and additional distribution of established items, have been offset by price concessions and volume declines in some lower margin products. Ready-to-eat cereal volume was down 2 percent from last year's second quarter but up 1 percent through the first six months. Hot cereal volume was up 1 percent for the second quarter and 3 percent for the first half.

Profit contribution for the Cereals, Crackers & Cookies segment improved 26 percent for the second quarter and 21 percent through six months, primarily as a result of the incremental profit from Lofthouse and improved cereal profits. The segment benefited from favorable cookie volumes, product mix, cereal plant efficiencies, and lower freight and energy costs, substantially offset by price concessions and unfavorable ingredient costs. In addition, last year's profit for the second quarter and first six months was reduced by $.7 million and $1.3 million of goodwill amortization expense, respectively.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
Second quarter and six-month net sales for the Company's Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, increased $9.4 million and $37.0 million, respectively. As noted previously, last year's comparative results include only two months of sales from The Torbitt & Castleman Company, LLC, acquired January 31, 2001. The addition of new customers and increased business with major continuing customers also contributed to this segment's sales growth.

The segment's profit also increased from the comparable prior year periods, improving $2.7 million for the quarter and $5.8 million for the six months ended March 31. While benefiting from the results of Torbitt & Castleman for the full periods in the current year, more than half of the improvements were the result of the continuing cost reduction efforts begun during fiscal 2001, including two plant closures. In addition, last year's profit for the second quarter and first six months was reduced by $.7 million and $1.2 million of goodwill amortization expense, respectively. These benefits were partially offset by raw material and packing supply cost increases, lower sales to a co-manufacturing customer, and continued pricing pressures in the current year.

SNACK  NUTS  &  CANDY
---------------------
Second quarter and six-month net sales for the Snack Nuts & Candy segment, also known as Nutcracker, declined 13 percent and 3 percent, respectively. The second quarter drop was primarily the result of lower nut volumes to existing customers, as well as continued pricing pressures from the market.

Despite lower sales, second quarter and six-month segment profit contribution increased $.6 million and $2.8 million, respectively, from the corresponding periods last year. This improvement was primarily due to favorable ingredient costs, which have continued to fall throughout the past year. In addition, last year's profit for the second quarter and first six months was reduced by $.6 million and $1.2 million of goodwill amortization expense, respectively.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Interest expense dropped to $1.6 million and $3.5 million for the three and six months ended March 31, 2002, respectively, from $4.2 million and $8.8 million in the corresponding periods of the prior year. For the fiscal 2002 periods, the weighted average interest rates on the Company's debt, practically all of which incurs interest at variable rates, were less than half of last year's average rates. Another reason for the decreased interest expense was lower debt levels in the current year, despite additional borrowings to fund the Torbitt & Castleman and Lofthouse acquisitions in January 2001 and 2002, respectively. On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis, and Ralcorp reduced its outstanding debt with approximately $60 million of proceeds from this agreement. Discounts related to this agreement totaled $.3 and $.7 million in the second quarter and first half of fiscal 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Food Business EBITDA (earnings before interest, income taxes, depreciation and amortization, excluding equity earnings from the Vail investment, plant closure and relocation costs, and the net merger termination fee) was $62.4 million for the six months ended March 31, 2002. This represents an 18 percent improvement over the $52.8 million Food Business EBITDA in the first half of the prior year.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the second quarter ended March 31, 2002, this investment resulted in non-cash pre-tax earnings of $5.4 million ($3.5 million after taxes), compared to $4.0 million ($2.6 million after taxes) for last year's second quarter. Through six months, the after-tax equity impact was $.4 million earnings and $.1 million loss for fiscal 2002 and 2001, respectively.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and notes for additional information on the quarter and six-month results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###

                                      RALCORP HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF EARNINGS
                                 (in millions except per share data)

                                                Three Months Ended      Six Months Ended
                                                     March 31,              March 31,
                                                ------------------    ------------------
                                                  2002      2001        2002      2001
                                                --------  --------    --------  --------
Net Sales                                       $ 313.5   $ 286.8     $ 638.6   $ 574.2
                                                --------  --------    --------  --------

Costs and Expenses
  Cost of products sold                           253.1     233.9       512.3     466.3
  Selling, general and administrative              41.5      39.4        80.7      75.2
  Interest expense, net                             1.6       4.2         3.5       8.8
  Plant closure and relocation costs                  -        .9           -       1.4
  Merger termination fee, net
    of related expenses                               -         -           -      (4.2)
                                                --------  --------    --------  --------
    Total Costs and Expenses                      296.2     278.4       596.5     547.5
                                                --------  --------    --------  --------

Earnings before Income Taxes
  and Equity Earnings                              17.3       8.4        42.1      26.7
Income Taxes                                        6.2       3.3        15.1      10.2
                                                --------  --------    --------  --------

Earnings before Equity Earnings                    11.1       5.1        27.0      16.5
Equity in Earnings (Loss) of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes              3.5       2.6          .4       (.1)
                                                --------  --------    --------  --------

Net Earnings                                    $  14.6   $   7.7     $  27.4   $  16.4
                                                ========  ========    ========  ========

Earnings per Share
  Basic                                         $   .49   $   .26     $   .91   $   .55
  Diluted                                       $   .48   $   .26     $   .90   $   .55

Weighted Average Shares Outstanding
  Basic                                            29.9      29.9        29.9      29.9
  Diluted                                          30.4      30.2        30.3      30.1

Notes:
1. During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did affect reported net sales, costs of products sold, and selling, general and administrative expenses. Both periods presented reflect these reclassifications.

2. Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.